Acusphere, Inc. Reports Q2 Financial Results
and Operating Highlights

Watertown, MA, August 5, 2004 - Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company that develops drug products using its proprietary porous microparticle technology, today reported financial results for the second quarter ended June 30, 2004 and commented on its operational progress.

Financial Results

The Company’s financial results for the second quarter of 2004 are summarized in the accompanying table and detailed in Acusphere’s Form 10-Q filed today with the U.S. Securities and Exchange Commission.

Operating expenses for Q2 2004, as expected, increased compared to the corresponding period in the prior year due to increased research and development costs incurred in 2004 relating to the Company’s Phase 3 clinical program for AI-700, its ultrasound contrast agent, and to higher general administrative expenses associated with business development and operating as a public company. These increases were partially offset by lower expenses associated with stock-based compensation. The increase in research and development costs relating to AI-700 reflect increased clinical costs, including site costs, data management costs, monitoring costs and the costs of manufacturing clinical materials. The increase in research and development costs also includes costs associated with increased headcount.

As of June 30, 2004, the Company’s balance of cash and cash equivalents totaled $38.8 million. This balance excludes the $4 million upfront license fee and other contributions to the Company from its European partnership with Nycomed, as announced in July 2004, and also does not include any funds from its $21.5 million equity financing announced in August 2004.

In July, the Company separately announced that it entered into a Collaboration, License and Supply Agreement with Nycomed for the European development and marketing rights to Acusphere’s lead product candidate AI-700. As part of the Agreement, Nycomed will provide up to $70 million in license fees, research and development funding, and milestone payments, including $12 million in payments over the first two years. These near-term payments include $4 million in upfront license fees and $8 million in research and development funding payable in eight equal quarterly installments. An additional $58 million in milestone payments are related to regulatory approvals and achievement of certain sales goals. In addition, Acusphere will be paid to manufacture the product for Nycomed and will receive royalties on Nycomed’s sales of AI-700. Nycomed will be responsible for sales, marketing and the regulatory submissions required for marketing throughout its sales territory, which includes the member states of the European Union, as well as Russia/CIS and Turkey.

(more)	Acusphere, Inc.
500 Arsenal Street
Watertown, MA 02472
tel: 617.648.8800
fax: 617.926.3605
www.acusphere.com

In August, the Company announced that it entered into definitive agreements for a $21.5 million private placement of newly issued shares of common stock and the concurrent issuance of warrants for the purchase of additional shares of common stock to institutional and accredited investors. The financing is designed to occur in two closings. The first closing, which occurred earlier this week, resulted in aggregate gross proceeds to the Company of approximately $17.9 million. The second and final closing, resulting in additional gross proceeds of approximately $3.6 million, should occur later this year, subject to receiving shareholder approval in accordance with the marketplace rules of The Nasdaq Stock Market, Inc. and customary closing conditions.

Operating Progress

The Company’s AI-700 lead product candidate is currently in Phase 3 clinical trials. The Company plans to enroll 300 patients in the Phase 3 clinical program by the end of 2004 and to complete the trials before the end of 2005, which is consistent with previously stated goals.

In June, additional analysis regarding the Company’s Phase 2 results for AI-700 was presented at the American Society of Echocardiography. The analysis used angiography as the control. Angiography is considered the gold standard for diagnosing coronary heart disease but is regarded as too invasive and expensive to use broadly as a screening procedure. The overall conclusion of the poster was that “stress myocardial perfusion echo imaging with AI-700 performed favorably when compared with nuclear stress perfusion imaging in patients being evaluated for ischemic heart disease.”

In June, the Company announced Phase 1 results for its cancer drug, AI-850, at the American Society of Clinical Oncology. The trial provided human proof of concept of the capability of the Company’s Hydrophobic Drug Delivery System (HDDS) technology to improve the formulation of hydrophobic drugs. The human data also suggests that AI-850 may have significant advantages over the leading commercial formulation of paclitaxel, including faster injections, cheaper and easier administration, and no need for standard taxane pre-medications.

Commenting on the Company’s operations, Sherri C. Oberg, President and Chief Executive Officer, said, “Through our partnership with Nycomed and our $21.5 million private financing we have significantly strengthened our financial resources and gained credible access to the important European market. We believe that we are well positioned to push forward the AI-700 development program through 2005 and into 2006.”

Conference Call Information

Acusphere plans to hold a conference call with investors commencing at 5:30 p.m. (Eastern Time) today. The conference call will include discussion of the Company’s operating results, financing results, including the above described equity financing, and other operational matters, followed by answers to investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-659-1966, using the confirmation code: 70040791. For participants dialing in from outside the U.S.

please call 1-617-614-2711 using the same confirmation code, 70040791. After the conference call, a replay of the call will be made available for 30 days via the Company’s web site and a telephone replay will be available through September 4, 2004 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 49969147.

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are in clinical development and are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development. AI-700 is designed to be used in a preferred alternative procedure to the estimated 9.5 million procedures done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

Forward-looking Statements

This Release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including statements regarding the plans, objectives and future financial performance of Acusphere, statements regarding the Company’s collaboration with Nycomed and expected payments thereunder, statements regarding the Company’s $21.5 million private placement, in particular regarding shareholder approval of the proposed second and final closing, statements regarding the progress of the Company’s AI-700 Phase 3 clinical program and expected enrollment and completion dates thereof, and statements regarding the performance of and commercial prospects for AI-850 and AI-700, constitute forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including the risk that the private placement may not be completed in a timely manner if at all, the risk that shareholder approval may not be obtained for the proposed second and final closing of the private placement, anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and

Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

Additional Information

In connection with the private placement, Acusphere plans to file a proxy statement and other relevant documents with the Securities and Exchange Commission (“SEC”) relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders. STOCKHOLDERS OF ACUSPHERE ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement will be available free of charge at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting Investor Relations, Acusphere, Inc., 500 Arsenal Street, Watertown, MA 02472 (Telephone: (617) 925-3444). Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Acusphere, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Acusphere with the SEC.

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ACUSPHERE, INC.
FINANCIAL HIGHLIGHTS
— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2004	June 30, 2003	June 30, 2004
Operating expenses:
Research and development	$3,146	$6,103	$6,248	$11,616
General and administrative	991	1,408	1,855	2,669
Stock-based compensation	392	226	712	459

Total operating expenses	4,529	7,737	8,815	14,744
Equity in loss of joint venture	—	—	—	—
Interest and other expense (income)	890	(118)	1,092	(200)

Net loss	($5,419)	($7,619)	($9,907)	($14,544)
Accretion of dividends and offering costs on preferred stock	1,626	—	3,235	—

Net loss available to common stockholders	($7,045)	($7,619)	($13,142)	($14,544)
Net loss per common share – basic and diluted	($5.81)	($0.53)	($10.87)	($1.02)
Weighted-average shares outstanding – basic and diluted	1,212	14,310	1,209	14,298

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31,	June 30,
	2003	2004
Cash and short-term investments	$54,562	$38,817
Current assets	55,275	39,567
Total assets	58,924	45,852
Current liabilities	4,344	5,198
Long-term debt	205	316
Stockholders’ deficit	54,375	40,338

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Contact:	Investors:
John F. Thero	Tel: (617) 925-3444
Acusphere, Inc.	Email: IR@acusphere.com
Sr. Vice President and CFO	Media: (617) 648-8800